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                                                                    EXHIBIT 99.1

              [LOGO OF CHOICE HOTELS INTERNATIONAL APPEARS HERE]

                                                      FOR IMMEDIATE RELEASE

                                                      CONTACT: ANNE PAPA CURTIS
                                                               301/979-5032


                   CHOICE SETS COURSE FOR STRATEGIC GROWTH,
                 CONSUMER FOCUS IN ADOPTION OF THREE-YEAR PLAN
                  CEO FLOYD OUTLINES NEW REGIONAL STRUCTURE,
                     CONSUMER-DIRECTED MARKETING STRATEGY


        SILVER SPRING, MD. (JUNE 25, 1997) - Choice Hotel International (NYSE:
CHH) Vice Chairman and CEO William R. Floyd today announced the adoption of a three-year plan that realigns resources, implements bold new growth and service strategies, and heightens the company's focus on consumers - all as part of a master strategy to enhance profitability for owners of 4,164 Comfort, Quality, Econo Lodge, Sleep, Clarion, Rodeway and MainStay Suites brand hotels.

        "Throughout the strategic planning process, we never lost sight of our primary mission: to help our franchisees make more money," said Floyd. "We believe the combined power of our new structure, our new focus and our new culture creates a tremendous profit potential for our franchisees. Because, after all, when they are profitable, we are profitable."

        Choice's new plan is driven by six strategic planks:

1. ORGANIZE FOR SUCCESS. Choice has developed a new organizational structure that provides alignment and accountability in three key areas:

FRANCHISEES. In a move to focus more resources on franchisees, the franchise sales and franchise services functions are consolidated under five regionally-based operating groups with bottom-lime, P&L responsibility. As a result of the new regional structure, each franchisee in the Choice system will have one, regionally-

                                    -OVER-

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based contact person who will be responsible for assessing and responding to each hotel's specialized needs. Rod Sibley, senior vice president, franchise operations, oversees these new groups. Regional offices will be based in Silver Spring, MD, Charlotte, NC; Indianapolis, IN; Denver, CO; and Los Angeles, CA.

CONSUMERS. Brand management, new product development and traditional consumer marketing are combined to create more consumer focus and drive demand for Choice brand products. Exhaustive consumer research, already underway, will drive brand development, both for existing and new products. As a result, marketing's focus broadens from generating trial of Choice brands (traditional advertising, marketing, sales) to actual management of the product (brand positioning, development and standards). Barry L. Smith, senior vice president, marketing, is responsible for the newly-defined marketing function.

SCALE. Choice has consolidated functions within the company that leverage the scale of the system to benefit franchisees, particularly in the areas of strategic partnerships and purchasing. Operating under a philosophy dubbed "4-Win," the new Partner Services Group, under the direction of Senior Vice President Joe Lavin, seeks to develop alliances and partnerships that result in benefits for franchisees, vendors, Choice, and guests at Choice brand hotels.

2. OPTIMIZE THE BRAND PORTFOLIO. With its portfolio of new, fresh brands like Sleep, Comfort Inn, Comfort Suites and MainStay Suites, and its primarily conversion brands such as Quality, Clarion, Rodeway and Econo Lodge, Choice has the brand to suit any business strategy, in any economic cycle. The strategic plan calls for leveraging the strengths of each brand for profit growth and for identifying new niches into which the company will expand.

        Choice will also develop a strong team whose primary responsibility is to aggressively seek acquisition both within lodging and in related fields.

3. INCREASE MARKET PENETRATION ON A STRATEGIC BASIS. Through its new regional structure,

                                    -MORE-
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Choice will analyze key markets in the U.S. and, in conjunction with its franchisees, identify the best opportunities for new development or conversion to a Choice brand. This strategic approach to system growth will give franchisees an early opportunity for additional development within their communities.

4. IMPROVE MARGINS THROUGH INCREASED PRODUCTIVITY. Choice will continue to look for efficient, effective business strategies that represent a "win-win" proposition for the company and for franchisees. A primary component of this strategy, the new Profit Manager by Choice property management system, is already being rolled out to franchisees, with a goal of 100 percent usage by the year 2000. The new system not only enhances franchisees' ability to take advantage of Choice's reservations system, CHOICE 2001; but, by virtue of its "last room availability" feature, the system is projected to improve each property's RevPAR performance by five percent within the first year.

5. PROFITABLY GROW INTERNATIONALLY. Through a strategic pursuit of joint ventures, master franchising agreements and brand specific area development agreements. Choice plans to leverage its international advantage by focussing on development of its brands in key destination countries.

6. LEVERAGE SPIN-OFF OF CHOICE MANAGEMENT & REALTY SERVICES. As announced in April, a separation of Choice Management & Realty Services, which owns and operates 71 hotels, and Choice Hotels International, which franchises 4,164 hotels, into two separate publicly-traded companies is planned for the fall. Choice's strategic plan calls for maximizing the growth potential of both companies; specific to the franchising company, the separation allows for a pure focus on franchising, including pursuant of acquisition opportunities that complement the company's core businesses.

        "Our vision, simply stated, is for Choice to dominate high margin lodging segments globally, and to expand selectively into complementary businesses when attractive, sustainable economic propositions are achievable," said Floyd. "This new plan sets us on the right course to realize this vision."

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        This press release contains the plans and objectives of management for future operations. In accordance with the requirements of the Private Securities Litigation Reform Act of 1995, investors are cautioned that actual results could materially differ and are referred to documents filed by the company with the Securities and Exchange Commission for investment considerations.